Exhibit 99.1

RGS Energy Prices Equity Offering

LOUISVILLE, Colo. – July 3, 2014 – RGS Energy (NASDAQ: RGSE) has entered into a definitive agreement to raise approximately $7.0 million in a private placement financing transaction. Under the terms of the agreement, RGS Energy will issue units consisting of an aggregate of 2,919,351 shares of its Class A common stock and warrants to purchase up to 1,313,708 additional shares of Class A common stock, at a price of $2.40 per unit.

Each unit consists of one share of Class A common stock and a warrant to purchase 0.45 shares of Class A common stock at an exercise price of $3.19 per share. The warrants are exercisable beginning six months after issuance and for a period of five years thereafter.

After the company pays the placement agent fees and estimated offering expenses, the company expects to receive net proceeds of approximately $6.4 million. The company plans to use the net proceeds to support the launch of its residential leasing platform and for general working capital purposes, including debt repayment. The offering is expected to close no later than July 10, 2014, subject to customary closing conditions.

Roth Capital Partners is serving as lead placement agent and Maxim Group LLC as co-placement agent in connection with the transaction.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. RGS Energy has agreed to file a registration statement covering the resale of the shares of Class A common stock sold in the transaction as well as the shares of Class A common stock issuable upon the exercise of the warrants.

This notice does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 22,500 solar power systems representing over 235 megawatts of 100% clean renewable energy. RGS Energy makes it very convenient for customers to save on their energy bills by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

As one of the nation’s largest and most experienced solar power players, the company has 20 offices across the West and the Northeast. For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at https://twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.”

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While RGS Energy believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, failure to close the above-reference sale of securities, the possibility of negative impact from weather conditions, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in RGS Energy’s filings with the Securities and Exchange Commission. RGS Energy assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact for RGS Energy:

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

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